Exhibit 10.10
Limeade, Inc
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into by and between Limeade, Inc. (“Company” or “Company”) and Henry Albrecht (“Executive” or “Employee”) on April 24, 2022. Company and Executive may be
collectively referred to herein as the “Parties.”

In consideration of the promises and the terms and conditions set forth in this Agreement, the Parties agree as follows:

1.Position, Duties, Scope of Employment.

a.Position and Duties. The Parties are entering this Agreement as of April 24, 2022 (“Agreement Commencement Date”) and ending as provided in Sections 3(a) or 4 below. Executive shall continue to serve as Chief Executive Officer (*CEO”) of the Company and will report to the Board of Directors of the Company (the “Board”). Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position, as shall reasonably be assigned to Executive by the Company.

b.Exclusive Service. During the Employment Period (as defined below), Executive will be expected to devote Executive’s full working time and attention to the business of the Company and will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Executive will also be expected to comply with and be bound by the Company’s operating policies, procedures, and practices that are in effect during the term of their employment.

c.At-Will Employment. Executive and Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with or without notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

2.Compensation and Benefits.

a.Base Salary. While employed by the Company pursuant to this Agreement, the Company shall pay Executive an annual base salary of $450,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices. The Company shall periodically review and, in the Company’s sole and absolute discretion, may modify Executive’s compensation (including the Base Salary and Incentive Bonus (as defined below) and benefits, subject to the provisions of Exhibit A of this Agreement.

b.Incentive Compensation/Target Bonus. Executive will be eligible to participate in a Company bonus plan that may be established from time to time in the Company’s sole discretion. Executive’s target bonus amount will be $500,000, payable at the discretion of the Board based on Company and Executive performance (the “Incentive Bonus”). If Executive is hired after the start of a fiscal year, the bonus will be pro-rated for the balance of fiscal year in which the Executive is hired. Executive must be employed by the Company on the payment date in order to receive any Incentive Bonus.

c.Equity Awards. Subject to approval of the Board and Shareholders, the Company will grant Executive one or more performance-based options to purchase shares of Limeade Common Stock. The complete terms of any options will be covered in Exhibit A, Company’s Stock Plan, and a stock option Agreement between Limeade and Executive.

d.Executive Benefits. Executive shall be eligible to participate in all employee benefit plans and arrangements made available by the Company to its other senior executives, subject to the terms and conditions thereof.

e.Vacation. Executive will be entitled to receive paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

f.Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with their performance of services on behalf of the Company.

3.Termination of Employment.

a.The employment period (“Employment Period”) will commence on the Agreement Commencement Date and will terminate immediately upon the first to occur of: (i) the effective date of Executive’s resignation for any reason; (ii) Executive’s death or Disability (as defined in Internal Revenue Code Section 22(e)(3)); or (iii) the Company’s election to terminate Executive’s employment at any time for Cause (as defined below) or without Cause.

b.In the event Executive’s employment with Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued incentive payments if any, payable to Executive according to their terms; (c) pay for accrued but unused vacation calculated based on Executive’s Base Salary on the effective date of termination; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements, including Equity Awards, if any, or other plans applicable to Executive; and (e) unreimbursed business expenses required to be reimbursed to Executive. In the event Executive’s employment with Company terminates for any reason, Executive will be allowed to exercise their vested stock options to purchase Company common stock, if any, during the time period set forth in, and in accordance with, the plan and governing stock option agreement(s).

c.The Company may offset any amounts Executive owes to Company against any amounts the Company owes Executive hereunder. The termination of Executive’s employment with the Company for any reason shall be deemed to automatically remove Executive, without any further action, from any and all offices held by Executive with the Company (including, without limitation, any office as a member of the Board). Executive agrees to promptly sign and submit notice(s) of resignation, or any other documents reasonably requested in order for the Company to effect the removal of Executive from any offices held by Executive. Any exceptions to this section 3(c) expressly requested by Executive in writing at the time of termination will be considered by the Board which shall exercise its discretion by acting in good faith, in the best interests of the Company, and in accordance with its fiduciary duties.

d.In the event of Executive’s termination of employment, Executive will take all necessary and reasonable actions to effect a smooth transition of Executive’s duties to such person or persons as may be designated by the Board or its designee. The fulfillment of this obligation will be a condition of receiving the benefits in Sections 3(b) and 4(a).

4.Severance.

a.If the Employment Period is terminated by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), but not in the case of a Change in Control (as defied below), Executive shall be entitled to (i) an amount equal to twelve (12) months of Executive’s then-current Base Salary, payable over a twelve-month period in accordance with the Company’s standard payroll cycle as in effect on the date of termination, but in no event less frequently than monthly; and (ii) reimbursement of premiums for COBRA continuation health coverage for the period ending on the earlier of (a) twelve (12) months following the date of termination, and (b) the date upon which Executive becomes eligible to be covered under any other group health plan; and provided further that Executive makes a timely election for such COBRA coverage (“Severance”). If the Employment Period is terminated for Cause, Executive will be entitled to receive only those payments described above in Section 3(b). Solely for purposes of Section 409A of the Code (as defined below), each payment of severance pursuant to Section 4(a)(i) above shall be considered a separate payment. For avoidance of doubt, payments made pursuant to Section 5(a) (Change in Control) are exclusive and, in no event, shall Severance be paid if Executive receives compensation pursuant to Section 5(a).

b.As a condition to the Company’s ongoing obligation to pay Executive Severance, Executive shall (i) execute and deliver to the Company a general release in the form provided by the Company not revoke or breach the provisions of the release (the “Effective Release”), and (ii) continue to comply with any ongoing obligations under this Agreement (as defined below).

c.Executive shall forfeit all rights to Severance (excluding, for avoidance of doubt, any non-forfeitable employee benefits, such as the opportunity to purchase COBRA benefits, mandated by law) if the release is not an Effective Release within sixty (60) days following the date of Executive’s termination of employment. If the foregoing release is an Effective Release as provided above, then Severance payments shall commence on the next regularly scheduled pay period after it becomes an Effective Release. If the period between the end of employment and the deadline for signing the release and it becoming irrevocable starts in one calendar year and ends in the next year, then payments of severance benefits will not start until the later year, regardless of when the release is signed and becomes irrevocable.

d.For purposes of this Agreement as it relates to Executive, “Cause” means (i) Executive’s failure to substantially perform Executive’s duties under this Agreement for reasons other than death or Disability, which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (ii) Executive’s willful failure or refusal to comply with reasonable written policies, standards, and regulations established by the Company from time to time, including but not limited to the Company’s anti-harassment and anti-discrimination policies which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (iii) the commission by Executive of an act of dishonesty or constituting common law fraud, embezzlement, or a felony, or any tortious act, unlawful act, or malfeasance, in any case which causes or reasonably could cause (for example, if it were to become publicly known) material harm to the Company’s standing, condition, or reputation; or (iv) any material breach by Executive of the provisions of this Agreement between Executive and the Company. The Board shall make all determinations relating to termination, including without limitation any determination regarding Cause, pursuant to this Section 4(d).

5.Change in Control.

a.Notwithstanding anything to the contrary in this Agreement, if: (i) a Change in Control (as defined below) occurs during the Employment Period; and (ii) the Employment Period is terminated by Executive for Good Reason or the Company without Cause within three (3) months prior to or within eighteen (18) months after that Change in Control, Executive shall be entitled to (i) an amount equal to eighteen (18) months of Executive’s then-current Base Salary, payable over an eighteen-month period in accordance with the Company’s standard payroll cycle as in effect on the date of termination, but in no event less frequently than monthly; (ii) reimbursement of premiums for COBRA continuation health coverage for the period ending on the earlier of (a) eighteen (18) months following the date of termination and (b) the date upon which Executive becomes eligible for coverage under any other group health plan; and provided further that Executive makes a timely election for such COBRA coverage (iii) full acceleration of any time-based unvested stock options or other time-based equity- compensation awards and (iv) full payment of any granted performance-based awards, including full acceleration of any time-based unvested stock options or other time-based equity compensation awards if applicable, as defined by at the granting of such award.

b.For purposes of this Agreement “Change in Control” means; (i) the sale, lease, exchange, transfer, or other disposition (including, without limitation, by merger, consolidation, or otherwise) of assets constituting all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to a person (or entity) or group of persons (or entities) acting together, (ii) any merger, consolidation, or other business combination or refinancing or recapitalization of the Company as a result of which the voting securities of the continuing or surviving entity issued in respect of the Company’s voting securities outstanding immediately prior to the transaction represent less than a majority of the total issued and outstanding voting securities of the continuing or surviving entity immediately following such transaction, or (iii) any transaction or series of transactions (other than an initial public offering or an equity financing transaction) in or as a result of which any “person” (as that term is defined in Sections 3(a)(9) or 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under said 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section, a Change in Control shall not include any of the changes identified in this Section 5(b) that are solely with any Limeade affiliates.

c.For purposes of this Agreement, “Good Reason” means one or more of the following, without Executive’s consent: (i) there is a material reduction in Executive’s Base Salary without Executive’s consent (except where there is a general reduction applicable to the management team generally), (ii) there is a material reduction in Executive’s primary responsibilities or authority, or scope of duties, it being understood that a reduction in Executive’s responsibilities or authority following a Change in Control shall not constitute Good Reason if (a) there is no demotion in Executive’s title or position or reduction of the scope of Executive’s duties within the Company or (b) Executive is given a position of materially similar or greater overall scope and responsibility within the acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company or (c) a material change in the geographic location at which Executive must perform services; provided that in no instance will the relocation of Executive to a facility or a location of 30 miles or less from Executive’s then current work location be deemed material for purposes of this Agreement. It is understood that Executive must assert any termination for Good Reason by written notice to the Company no later than 45 days following the date on which arises the event or events giving the Executive the right to assert such a termination, and the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation by Executive be deemed to be for Good Reason if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

6.Excise Tax. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either (a) delivered in full or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits.

7.Confidential Information.

a.Confidentiality. Executive understands that Executive will obtain, receive, or gain access to Confidential Information (as defined below) in connection with Executive’s work for the Company. During Executive’s employment and at all times thereafter, Executive will hold all Confidential Information in strictest confidence and, except as required to perform Executive’s obligations to the Company, Executive will not acquire, copy, use, publish, disclose, or communicate any Confidential Information without advance written authorization from the Company’s Board or as otherwise authorized by law or the terms of this Agreement.

b.Confidential Information. As used in this Agreement, the phrase “Confidential Information” means proprietary or confidential information of the Company, in whatever form, tangible or intangible, whether or not marked or otherwise designated as confidential, that is not otherwise generally known to the public, relating or pertaining to the Company’s business, projects, products, services, designs, content, customers, suppliers, inventions, or trade secrets, including but not limited to: business and financial information; techniques, technology, practices, processes, operations, and methods of conducting business; information technology systems, configurations, and operations; technical data, research, product plans, developments, formulas, drawings, and engineering; algorithms, software, and computer code; published and unpublished know-how, whether patented or unpatented; information concerning the identities of the Company’s business partners and customers or potential business partners and customers, including names, addresses, and contact information; customer information, including prices paid, buying history and habits, needs, and the methods of fulfilling those needs; supplier names, addresses, and pricing; and the Company’ pricing policies, marketing strategies, research projects or developments, licenses, legal affairs, and future plans relating to any aspect of the

Company’s present or anticipated businesses. I understand that, during my employment, “Confidential Information” does not include information protected under Section 7 of the National Labor Relations Act, including the terms and conditions of my own and others’ employment.

c.Prevention of Unauthorized Release of Confidential Information. Executive will take reasonable measures to prevent unauthorized persons or entities from obtaining, receiving, or gaining access to any Confidential Information in my possession or control.

d.Third Party Information. Executive will preserve as confidential any information that Executive learns or obtains from a third party or relating to a third party (such as a customer, affiliate, partner, or vendor) that is not readily available to the public and/or that the Company is obligated to treat as confidential, and Executive will treat such information as Confidential Information.

e.Protected Rights. Executive understands that nothing in this Agreement will be interpreted to restrict or impede Executive from exercising any rights that cannot be waived by agreement, including responding truthfully or making disclosures in connection with any government investigation or proceeding before any administrative department or agency, or from complying with any applicable law, regulation, or a valid order of a court of competent jurisdiction or an authorized government agency, provided that Executive’s compliance does not exceed the requirements of such law, regulation, or order. Unless legally prohibited from doing so, Executive will provide prompt written notice of any such order to the Company. Additionally, Executive understands that nothing in this Agreement is intended to or will be interpreted to conflict with the federal Defend Trade Secrets Act (“DTSA”) or create liability for disclosures allowed under the DTSA.

8.Intellectual Property and Proprietary Information.

a.Copyrights. All copyrightable works Executive prepares within the scope of employment with the Company are and will be works made for hire. The Company entity then employing Executive owns all rights under copyright in and to such works and shall be considered the author of such works. If and to the extent that any such works are deemed not to constitute a work made for hire, and with respect to any other works that Executive prepared or will prepare during working hours or using the Company’s resources, Executive hereby irrevocably assigns to the Company all right, title, and interest in and to such work. To the extent any of
Executive’s rights in such works, including any moral rights, are not capable of assignment under applicable law, Executive hereby irrevocably and unconditionally waives all enforcement of those rights to the maximum extent permitted under applicable law. For the avoidance of doubt, this Section 8(a) will apply to all copyrightable works that Executive prepared, contributed to, or that the Company has used in any technology, product, service, website or design used, offered, or under development by the Company prior to the date of this Agreement.

b.Assignment of Inventions. Executive will make prompt and full written disclosure to the Company (or the Company entity then employing Executive, if not Limeade) and hereby irrevocably assign to the Company, or its designee, all Executive’s rights, title and interest throughout the world in and to any and all inventions, discoveries, designs, developments, concepts, techniques, procedures, algorithms, products, improvements, business plans, and trade secrets, whether or not patentable (collectively, “Inventions”), that Executive solely or jointly may conceive, develop, reduce to practice, cause to be conceived or developed or reduced to practice, or otherwise produce during Executive’s employment with the Company.

c.Notice Regarding Exception to Assignments of Inventions.

1.A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

2.An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

3.If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Executive will advise the Company promptly in writing of any inventions that Executive believes meet such provisions and are not otherwise disclosed by Executive.

d.Inventions Retained and Licensed. Attached to this Agreement as Exhibit B is a list describing with particularity all Inventions and original works of authorship that were made by Executive before employment with the Company (collectively, “Prior Inventions”), which belong solely to Executive or belong to Executive jointly with another, and that relate in any way to any of the Company’s proposed businesses, products, or research and development, and that are not assigned to the Company under this Agreement; or, if no such list is attached, Executive represents that there are no such Prior Inventions.As to any Invention in which Executive has an interest at any time, if Executive uses or incorporates such an Invention in any released or unreleased Company product, service, program, process, development, or work in progress, Executive irrevocably grants to the Company (to the extent Executive has authority to do so) a perpetual, royalty-free, fully paid up, irrevocable, worldwide license to exercise any and all rights with respect to such Invention, including without limitation the right to protect, make, have made, import, copy, modify, make derivative works of, use, sell and otherwise distribute that Invention without restriction and right to sublicense those rights to others (with the right to grant further sublicenses). This license will be exclusive, subject only to any preexisting non-exclusive licenses or other pre-existing rights not subject to my control.

e.Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company entity that employs Executive at the time such records were made. Executive agrees not to remove such records from the Company’s premises except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

f.Assistance. Executive will execute all documents and take all other actions reasonably requested by the Company in order to carry out and confirm the assignments contemplated by this Agreement, including without limitation applications for patents, registered designs, certificates of authorship, and other instruments or intellectual property protections appropriate to protect and enforce intellectual property rights throughout the world. If Executive fails to execute, acknowledge, verify, or deliver any such document reasonably requested by the Company, Executive will be in breach of this Agreement, and Executive hereby irrevocably appoints the Company and its authorized officers, managers, and agents as Executive’s agent and attorney-in-fact, to act in Executive’s place to execute, acknowledge, verify, and deliver any such document on Executive’s behalf. Executive’s obligations under this Section 8(f) apply during Executive’s employment with the Company and at all times thereafter.

g.Representations Regarding Existing Obligations. Executive represents and certifies as follows: (a) Executive is not in possession, custody, or control of any document or other tangible thing that in any way constitutes confidential, proprietary, or trade secret information of any third party (including any former employer); (b) Executive is not subject to a non-competition agreement that precludes Executive’s work for the Company; (c) Executive has identified all confidentiality, proprietary information, non-solicitation, or similar agreements or obligations Executive has with any third party, and Executive will not violate any such agreements or obligations in the course of Executive’s work for the Company; and (d) Executive will not use or disclose any tangible or intangible information that constitutes a trade secret of any third party (including any former employer) in the course of Executive’s employment, except pursuant to written authorization to do so (e.g., a technology license between the Company and the third party).

9.Restrictive Covenants.

a.Noncompetition. Executive agrees that during Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, whether as an employee, owner, partner, officer, consultant, director, or independent contractor, for or on behalf of any business, entity, or enterprise that is competitive with the Company’s business:

i.Engage in any role for a competitor that requires the performance of similar duties or responsibilities to those the Executive engaged in during the 18 month period prior to Executive’s separation; or

ii.Engage in any Competitive Activities. “Competitive Activities” means the development, production, negotiation, marketing, supervision, sale, or provision of or involvement with any product, service, work, activity, technology, feature, or project that is or is intended to be competitive with one or more products, services, work, activities, technologies, product features, or projects on which Executive worked or about which Executive developed or learned Confidential Information. These non-competition restrictions apply to any geography, market, or industry where the Company conducts, conducted, or explored conducting business during the 18 months prior to Executive’s separation, and to which Executive was assigned, had responsibility for, or about which Executive otherwise learned or developed Confidential Information.

b.    Nonsolicitation. Executive agrees that, during Executive’s employment and for a period of twelve (12) months following the termination of Executive’s employment for any reason, Executive will not directly or indirectly, either alone or in association with others:

i.Solicit, induce, or influence (or attempt to solicit, induce, or influence) any employee, independent contractor, consultant, or contributor of the Company to terminate, reduce, or alter her/his employment or other engagement with the Company; or

ii.Solicit, induce, or influence (or attempt to solicit, induce, or influence) any of the actual or prospective clients, customers, accounts, vendors, subcontractors, or business partners of the Company to cease, reduce, divert, discontinue, or otherwise alter their business relationship with the Company.

c.    Reasonableness and Remedies. Executive recognizes and agrees that the restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company, do not impose an undue hardship on Executive, are imperative to maintain the Company’s Confidential Information, and that Executive considers the restrictions to be reasonable (including as to scope, area, and duration). Executive also understands that this Agreement is not meant to prevent Executive from earning a living or developing Executive’s career should Executive’s employment with the Company terminate. Executive understands, is aware, and agrees that the Company may notify any future or prospective employer or third party of the existence of this Agreement and Executive's obligations under this Agreement.

d.    Executive agrees that any violation or breach of this Agreement would cause the Company irreparable harm which would not be adequately compensated by monetary damages. A restraining order, injunction, or other relief may be granted by any court or courts having jurisdiction restraining Executive from violation of the terms of this Agreement and to maintain the status quo pending resolution of the alleged breach. Executive acknowledges that the preceding sentence shall not be construed to limit the Company from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement.

10.Miscellaneous.

a.Arbitration. Executive understands and agrees that by signing this Agreement, the Company and Executive are both giving up any right that we may have to a judge trial or jury trial with regard to all issues between the parties, other than those specifically excluded below. Executive agrees that any controversies or claims arising out of or relating to this Agreement or arising out of or relating to the employment relationship or termination thereof, between the Company and Executive (“Claims”), shall be fully and finally settled by arbitration in Seattle,

Washington, except as provided below. The Claims covered by this arbitration clause include disputes regarding the validity and construction of this Agreement, including without limitation this arbitration clause.

There is no judge or jury in arbitration, and court review of an arbitration award is limited. However, an arbitrator can award on an individual basis the same damages and relief as a court (including statutory damages and attorneys’ fees and costs). Any and all proceedings to resolve Claims will be conducted only on an individual basis and not in a class, consolidated, or representative action.

Claims for workers’ compensation and unemployment insurance, as well as claims that may be asserted by either party on an individual basis in small claims court, are not covered by this arbitration clause. This arbitration clause does not prohibit Executive from filing an administrative charge with the Equal Employment Opportunity Commission or any state or local equal employment opportunity agency. Except as otherwise stated in this arbitration clause, Executive agrees that the arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures, currently available at www.jamsadr.com/rules-employment-arbitration. The arbitration shall be conducted by one arbitrator either mutually agreed upon by the Company and Executive or chosen in accordance with the JAMS rules.

If Executive files a Claim in arbitration, Executive understands that Executive will be responsible for at least the initial filing fee that would apply to a claim filed in court. To the extent required by law to enforce this Agreement, the Company will pay the balance of the arbitrator’s fees and administrative costs related to the arbitration. Executive understands that the Company and Executive will otherwise bear their own fees and costs, except the prevailing party shall be entitled to costs, expenses, and reasonable attorneys' fees to the extent permitted by law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this provision.

The arbitration shall be confidential and closed to the public unless otherwise required by law. This confidentiality provision will not apply to claims arising under RCW 49.60 or federal antidiscrimination laws. Arbitration of those claims will not be confidential and will be open to the public.

This arbitration clause shall be governed by the Federal Arbitration Act (FAA) and, to the extent that law does not apply, by Washington State law without reference to choose of law principles.

Notwithstanding the preceding, this arbitration clause does not prohibit Executive or the Company from filing for temporary injunctive relief, specific performance, or similar equitable relief in order to preserve the status quo pending the arbitration of the parties’ dispute if the conduct sought to be enjoined threatens irreparable harm to Executive or the Company.

b.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of Company. Any such successor of Company will be deemed substituted for Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Company. None of Executive’s rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void. This Section 10(b) will in no way prevent Executive from transferring any vested property he owns.

c.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers’ insurance policies, with such indemnification to be on the terms determined by the Board or any of its committees, but on terms no less favorable than provided to other Company executive officers or directors and subject to the terms of any separate written indemnification agreement.

d.Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s separation from service from the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such separation from service to be a “specified” Executive under Section 409A of the Code, then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum. To the extent any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, the Executive and the Company may make changes to this Agreement to avoid adverse tax consequences under Section 409A.

e.Severability. If any provision of this Agreement including any and all Exhibits shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the Parties hereby waive such provision to the extent of its invalidity or unenforceability and agree that all other provisions in this Agreement shall continue in full force and effect.

f.No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

g.Withholding. All sums payable to Executive hereunder shall be in United States Dollars and shall be reduced by all federal, state, local, and other withholding and similar taxes and payments required by applicable law.

h.Entire Agreement. This Agreement (including the exhibit(s) hereto) constitutes the entire agreement and understanding between the parties relating to Executive’s employment with Company. This Agreement supersedes and cancels any and all previous contracts, arrangements, or understandings with respect the subject matter hereof.

i.Amendment. The Parties understand and agree that this Agreement may not be amended, modified, or waived, in whole or in part, expect in a writing executed by Executive and the Chairman of the Board, provided, that, the Company may, from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees generally.

j.Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service; or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to Company: 10885 NE 4th Street, Suite 400 Bellevue, WA 98004 (or current LME headquarters) If to Executive: at the last known residential address known by Company.

k.Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the Parties hereto.

l.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

m.Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Washington, without giving effect to the principles of conflict of laws.

n.Attorneys’ Fees. In the event of any claim, demand, or suit arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys’ fees, including any such costs and fees upon appeal.

WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of Company by a duly authorized officer, as of the day and year written below.

For Executive		For Limeade, Inc.

Signature	/s/ Henry Albrecht	Signature	/s/ Elizabeth Bastoni
Name	Henry Albrecht	Name	Elizabeth Bastoni
Title	CEO	Title	Board Chair
Date	4/24/2022	Date	4/24/2022

Exhibit A
EXECUTIVE COMPENSATION for 2022
HENRY ALBRECHT, CEO

Base salary (effective retroactive to March 1, 2022)	$450,000
Incentive Bonus	$500,000
Total Target Cash Compensation	$950,000
Equity Grant
Subject to Shareholder Approval at the Annual General Meeting, a grant of stock options, equal in value to $400,000. The number of stock options shall be determined by dividing the grant value by the volume-weighted average price of the Company’s shares for the thirty (30) day period ending on 16 June 2022. Stock options shall vest over 3 years, subject to financial performance criteria set forth below. Complete grant details will be provided in Option Agreement.

*Incentive Bonus
•Must be employed by Limeade at payout date to participate. All amounts are in USD
•Financial performance criteria are as noted below:
oCriteria Weighting: 75% Total CARR / 25% EBITDA
oPlan Targets: $58.0M CARR / ($6,975K) EBITDA
•Incentive Bonus is subject to the performance thresholds and company financial performance metrics as outlined below, with potential for partial and overachievement, as approved by the Limeade Board of Directors.
•CARR and EBITDA targets must be achieved in order for bonus to be paid. If targets are not met then no payout is guaranteed (any bonuses would be discretionary).

*Incentive Bonus Payout Scale
•For all criteria 0% payout below plan target
•75% payout for all criteria at target
•Maximum payout of 150% for 110% CARR achieve